EXHIBIT 99.1

PAINCARE ANNOUNCES LETTER OF INTENT TO ACQUIRE

SPINE & PAIN CENTER, P.C. IN BISMARK, NORTH DAKOTA

With Over 4500 Patient Visits Per Year, Physical Medicine and Rehabilitation Practice Expected To Contribute $1.2 Million In Annual Revenue and $500,000 in Annual EBITDA

ORLANDO, FL—(PR Newswire)—August 11, 2003—PainCare Holdings, Inc. (AMEX:PRZ) today announced that the Company has signed a letter of intent to acquire Spine & Pain Center, P.C., a private pain management practice based in Bismark, North Dakota that has specialized in the delivery of physical medicine, pain management and orthopedic rehabilitation since being established in 1996.

Founded by Michael P. Martire, M.D., a board certified physiatrist, Spine & Pain Center administers over 4500 patient visits each year and is expected (assuming the transaction is consummated of which no assurance can be given) to contribute a minimum of $1.2 million in annual revenue and $500,000 in annual EBITDA to PainCare, based on its historical financial performance. Following the closing of the acquisition, which is expected to occur within the next 30 days, PainCare intends to immediately execute its’ “Three Pillar” growth strategy at Spine & Pain Center providing for the expansion of its medical service offerings to include minimally invasive spine surgery.

“Over the past seven years, our practice has experienced dynamic growth, primarily because our patients appreciate our commitment to provide successful pain intervention through progressive neuro-muscular and muscular-skeletal treatment protocols while always remaining caring and conscientious about their individual healthcare needs. After having met PainCare, it was evident that they shared our values and business principles. We look forward to becoming a part of the PainCare family and fully expect the association to be hugely rewarding—both financially and fundamentally,” stated Dr. Martire.

Upon closing, Spine & Pain Center will become PainCare’s third completed acquisition in 2003 and the seventh practice to join the Company’s rapidly expanding national network of company owned and/or managed orthopedic rehabilitation, spine surgery and pain management practices since 2000.

Randy Lubinsky, Chief Executive Officer of PainCare, noted, “Dr. Martire’s practice represents an ideal opportunity for PainCare to demonstrate the success of our growth strategy. Through the introduction of minimally invasive spine surgery to the practice’s service platform that already boasts ‘two pillars’—pain management and orthopedic rehabilitation, PainCare will empower Dr. Martire with the ability to deliver his patients a broader range of innovative treatment alternatives without having to refer them to spine surgery specialists external to the practice. Consequently, the patient enjoys greatly enhanced continuum of care, and the practice derives an entirely new stream of revenue.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation.

Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba “The Pain Center,” an established pain management practice serving the Greater Jacksonville area in Florida, and led by Andrea M. Trescot, M.D., considered one of the leading pain management physicians in the country; Medical Rehabilitation Specialists II, P.A., an established physiatry and pain management practice located in Tallahassee, Florida, led by Kirk Mauro, M.D., one of the country’s leading physiatrists; and Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, MedX’ patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

AT PAINCARE,

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net